Exhibit 10.3

COMMERCIAL PROMISSORY NOTE

Debtor Name Pro-Dex, Inc., a Colorado corporation

Debtor Address 2361 McGaw Avenue Irvine, CA 92614-5831	Office 45064	Loan Number 715-672-305-2
	Maturity Date February 2, 2015	Amount $350,000.00

$ 350,000.00	Date February 4, 2011

FOR VALUE RECEIVED, on February 2, 2015 the undersigned (“Debtor”) promises to pay to the order of UNION BANK, N.A. (“Bank”), as indicated below, the principal sum of Three Hundred Fifty Thousand and 00/100ths Dollars ($350,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal sum from time to time outstanding, at a per annum rate of one-half percent (00.5%) in excess of the Reference Rate, such per annum rate to change as and when the Reference Rate shall change. As used herein, the term “Reference Rate” shall mean the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

1. PRINCIPAL AND INTEREST PAYMENTS. Debtor shall pay interest on the 2nd day of each month commencing March 2, 2011. Principal shall be payable in 36 equal consecutive monthly installments, each installment in an amount sufficient to fully amortize the principal balance by the final maturity date, beginning March 2, 2012 and continuing on the 2nd day of each consecutive month. The availability under this note shall be reduced on the same day and in the same amount as each scheduled principal payment.

All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

At any time prior to February 3, 2012, Debtor may borrow under this note; provided that at no time may Debtor reborrow any amounts repaid to Bank.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank’s P.O. Box 30115, Los Angeles, CA 90030-0115 Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent ( 5%) in excess of the interest rate specified in the initial paragraph of this note, calculated from the date of default until all amounts payable under this note are paid in full.

4. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the “Obligor”) under any deed of trust, security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor’s debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor’s creditors; (f) the appointment, or commencement of any proceedings for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor’s property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under (d), (e), (f), or (g) all principal and interest shall automatically become immediately due and payable.

5. ADDITIONAL AGREEMENTS OF DEBTOR. Debtor promises to pay all costs and expenses, including reasonable attorneys fees (including the allocated costs of Bank’s in-house counsel and legal staff) incurred by Bank in the negotiation, documentation, and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any endorsers of this note for the maximum period of time and the full extent permitted by law (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term “Debtor” includes each of the undersigned and any successors in interest thereof, all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the state of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state’s law. The term “Bank” includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the state of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

SEE FOLLOWING PAGE FOR ALL (OR ADDITIONAL) SIGNATURES

DEBTOR: Pro-Dex, Inc., a Colorado corporation

By:	/s/ Mark P. Murphy
Mark Murphy, CEO

By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz, CFO & Secretary